Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1428
	Anne Bugge	(206) 972-0372

SONOSITE FOURTH QUARTER AND 2007 REVENUE BOTH RISE 20%

2007 Revenue Tops  $205 Million

New Products Account for Over 30% of Fourth Quarter Revenue

BOTHELL, WA, January 7, 2008 - SonoSite, Inc.  (Nasdaq:SONO), the world leader in point-of-care, hand-carried ultrasound, today provided preliminary revenue results for the fourth quarter ended December 31, 2007. The company said that fourth quarter revenue grew approximately 20% to $65 million compared to the prior year's fourth quarter. For the year, worldwide revenue is estimated to have increased by 20% to over $205 million.

SonoSite President and CEO Kevin M. Goodwin said that the new M-Turbo (TM) and S Series (TM) products, which the company began shipping in December, accounted for over 30% of the quarter's revenue. "Market response and uptake worldwide was stronger than we expected in the first quarter of our product launch," Mr. Goodwin said. "This is a particularly encouraging given that we essentially had only 40 selling days with our new products in the field in the fourth quarter."  The company unleashed its largest ever roll-out of five new products at major medical meetings during the fourth quarter of 2007.

As previously announced, Mr. Goodwin will be presenting at the Annual JPMorgan Healthcare Conference on January 7, 2008 at 9:00 am Pacific Time in San Francisco. An audio replay of Mr. Goodwin's conference presentation can be accessed via the Investors Section of SonoSite's website at www.sonosite.com and will be available for 30 days.

Fourth quarter 2007 revenue estimates are preliminary. SonoSite plans to report complete fourth quarter and 2007 financial results on February 14, 2008 after the close of the financial markets at 1:00 pm Pacific Time.

Conference Call Information

SonoSite will hold a conference call on February 14th at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 14, 2008, at 4:30 pm (PT) until March 14, 2008, at 10:00 pm (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 9103418 is required to access the replay.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels such as the physician office sales force to market and sell our products, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. "Risk Factors" section of our most recent Annual Report on Form 10-K, as updated by our most recent quarterly reports filed on Form 10-Q filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.